EXHIBIT 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.
We hereby consent to the use of our name and to the description of our opinion, dated October 4, 2017, under the caption "The Merger - Opinion of Universal's Financial Advisor" in, and to the inclusion of our opinion letter as Appendix B, to the Proxy Statement-Prospectus, which Proxy Statement-Prospectus forms a part of the Registration Statement on Form S-4 of MutualFirst Financial, Inc.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania
January 17, 2018